                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                               Commission File Number 333-105793

                           NOTIFICATION OF LATE FILING

(Check One):   [ ] Form 10-K   [ ] Form 11-K   [ ] Form 20-F   [x] Form 10-Q
               [ ] Form N-SAR

For Period Ended:                                   March 31, 2006
                 ---------------------------------------------------------------

[  ] Transition Report on Form 10-K      [  ]  Transition Report on Form 10-Q
[  ] Transition Report on Form 20-F      [  ]  Transition Report on Form N-SAR
[  ] Transition Report on Form 11-K

For the Transition Period Ended:
                                ------------------------------------------------

          READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR
TYPE.

          Nothing in this form shall be construed  to imply that the  Commission has verified any information contained herein.

          If the notification  relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant                CepTor Corporation
                       ---------------------------------------------------------

Former name if applicable
                         -------------------------------------------------------

                                       200 International Circle, Suite 5100
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Address of principal executive office (Street and number)

City, state and zip code               Hunt Valley, Maryland 21030
                        --------------------------------------------------------

                                     PART II
                             RULE 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X]      (a)  The reasons  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)  The subject annual report,  semi-annual report,  transition report on Form 10-K,  20-F,  11-K or Form N-SAR,  or portion  thereof  will be filed on or before the 15th calendar day following the  prescribed  due date;  or the subject  quarterly  report or  transition  report on Form
         10-Q, or portion  thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ]     (c)  The  accountant's  statement  or other  exhibit  required  by Rule
         12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

     State below in  reasonable  detail the reasons why Form 10-K,  11-K,  20-F,
10-Q,  N-SAR or the transition  report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     Due to difficulty in gathering  certain  information,  the  Registrant  was unable to file the Form  10-QSB for the quarter  ended  March 31,  2006  without unreasonable effort or expense.

                                     PART IV
                                OTHER INFORMATION

     (1) Name and  telephone  number  of  person  to  contact  in regard to this notification

 Donald W. Fallon                     (410)                       527-9998
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     (Name)                         (Area Code)             (Telephone number)

     (2) Have all other periodic  reports  required under Section 13 or 15(d) of the Securities  Exchange Act of 1934 or Section 30 of the Investment Company Act
of 1940  during the  preceding  12 months or for such  shorter  period  that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).
                                                                  [X] Yes [ ] No

     (3) Is it anticipated that any significant  change in results of operations from the corresponding  period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [ ] Yes [X] No

     If so: attach an explanation of the anticipated  change,  both  narratively and  quantitatively,  and, if  appropriate,  state the reasons why a  reasonable estimate of the results cannot be made.

                               CepTor Corporation
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                  (Name of Registrant as Specified in Charter)

     Has caused this  notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date May 12, 2006                          /s/ Donald W. Fallon
     ----------------------                -------------------------------------
                                           Name:  Donald W. Fallon
                                           Title: Chief Financial Officer and
                                                  Senior Vice President,
                                                  Finance and Administration

          INSTRUCTION.  The form may be signed by an  executive  officer  of the registrant  or by any other duly  authorized  representative.  The name and title of the person signing the form shall be typed or printed  beneath the signature.  If the  statement is signed on behalf of the  registrant  by an authorized  representative  (other than an executive officer),  evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

     Intentional  misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001).